   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2004


                                                     REGISTRATION NO. 333-120527

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO

                                  SCHEDULE TO
                             TENDER OFFER STATEMENT
                                     UNDER
      SECTION 14(D)(1) OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------
                            BELL MICROPRODUCTS INC.
                       (Name of Subject Company (Issuer))

      BELL MICROPRODUCTS INC.,                3 3/4% CONVERTIBLE                      078137 AB 2
             AS ISSUER                   SUBORDINATED NOTES DUE 2024                  078137 AA 4
      (Names of Filing Persons          (Title of Class of securities)              (CUSIP Number of
            (Identifying                                                          Class of Securities)
Status as Offeror, Issuer, or Other
              Person))

                             ---------------------

                                 W. DONALD BELL
                      PRESIDENT & CHIEF EXECUTIVE OFFICER
                            BELL MICROPRODUCTS INC.
                              1941 RINGWOOD AVENUE
                                 (408) 451-1635
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                and Communications on Behalf of Filing Persons)
                             ---------------------
                                   COPIES TO:

                MELODIE R. ROSE, ESQ.                                 NIGEL D.J. WILSON, ESQ.
               FREDRIKSON & BYRON, P.A.                                DAVIS POLK & WARDWELL
          200 SOUTH SIXTH STREET, SUITE 4000                            1600 EL CAMINO ROAD
                MINNEAPOLIS, MN 55402                                   MENLO PARK, CA 94025
                    (612) 492-7000                                         (650) 752-2000

                             ---------------------
                           CALCULATION OF FILING FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Transaction Valuation(1)....................................      $110,000,000
-----------------------------------------------------------------------------------
Amount of Filing Fee(2).....................................        $13,937
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) This tender offer statement relates to the exchange by Bell Microproducts Inc. of an aggregate of up to $110,000,000 aggregate principal amount of its 3 3/4% Convertible Subordinated Notes, Series B due 2024 for any and all of the $110,000,000 in aggregate principal amount of its currently outstanding 3 3/4% Convertible Subordinated Notes due 2024. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, this amount is the book value as of November 15, 2004 of the maximum amount of the currently outstanding 3 3/4% Convertible Subordinated Notes due 2024 that may be received by the Registrant from tendering holders.

(2) Registration fee previously paid in connection with the Registrant's Registration Statement on Form S-4 filed November 16, 2004

    [X] Check the box if any part of the fee is offset as provided by Rule
        0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        Amount Previously Paid: $13,937

        Form or Registration No: 333-120527

        Filing party: Bell Microproducts Inc.

        Date filed: November 16, 2004

    [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

    [ ] third party tender offer subject to Rule 14d-1

    [X] issuer tender offer subject to Rule 13e-4

    [ ] going-private transaction subject to Rule 13e-3

    [ ] amendment to Schedule 13D under Rule 13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

                                  INTRODUCTION


     This Amendment No. 3 to issuer tender offer statement on Schedule TO (this "Schedule TO") amends and supplements the issuer tender offer statement on Schedule TO filed by Bell Microproducts Inc., a California corporation (the "Company"), pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 on November 16, 2004 in connection with its offer to exchange (the "Exchange Offer") up to $110,000,000 aggregate principal amount of its 3 3/4% Convertible Subordinated Notes, Series B due 2024 (the "New Notes") for any and all of the $110,000,000 aggregate principal amount of its currently outstanding 3 3/4% Convertible Subordinated Notes due 2024 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Company's prospectus (the "Prospectus") dated as of December 17, 2004 and the Company's Registration Statement on Form S-4 (the "Registration Statement") filed December 13, 2004, and the related Letter of Transmittal for the Exchange Offer (the "Letter of Transmittal"), which are filed as Exhibits (a)(4) and (a)(1)(i) to this Schedule TO, respectively.



     This Amendment No. 3 to the Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(4) promulgated under the Securities Exchange Act of 1934, as amended.



ITEM 11.  ADDITIONAL INFORMATION.



     (b) Other Material Information. On December 20, 2004, the Company issued a press release announcing the final results of the issuer tender offer, which expired at midnight, New York City time, on Friday, December 17, 2004. A copy of the press release is filed as Exhibit (a)(5) hereto and is incorporated herein by reference.


ITEM 12.  EXHIBITS.


(a)(1)(i) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 of the Company's Amendment No. 2 to
              Registration Statement on Form S-4 (the "Registration
              Statement"))
(a)(1)(ii) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 of the Registration Statement)
(a)(1)(iii) Form of Letter to Registered Holders (incorporated by reference to Exhibit 99.3 of the Registration Statement)
(a)(1)(iv) Form of Letter to Clients (incorporated by reference to Exhibit 99.4 of the Registration Statement)
(a)(1)(v)     Form of Instructions to Registered Holder and/or Book-Entry
              Transfer Participant from Owner (incorporated by reference to Exhibit 99.5 of the Registration Statement)
(a)(1)(vi)    Form of Guidelines for Certification of Taxpayer
              Identification (incorporated by reference to Exhibit 99.6 of the Registration Statement)
(a)(4)        Prospectus, dated December 17, 2004 and filed on December
              17, 2004 with the SEC by the Company pursuant to Rule
              424(b)(3) under the Securities Act of 1933, as amended
              (incorporated by reference to the Registration Statement)
(a)(5) Press Release dated December 20, 2004 (announcing results of the issuer tender offer)
(b)           Not applicable
(d)           Not applicable
(g)           Not applicable
(h) Tax Opinion of Fredrikson & Byron, P.A. (incorporated by reference to Exhibit 8.1 of the Registration Statement)


ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

     Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          BELL MICROPRODUCTS INC.

                                                   /s/ JAMES E. ILLSON
                                          --------------------------------------
                                          Name: James E. Illson
                                          Title:  Executive Vice President,
                                                  Finance and
                                                  Operations, and Chief
                                                  Financial Officer
                                                  (principal financial and
                                                  accounting officer)


Date: December 20, 2004


                                        3